Exhibit 99.1

Q4 & Full-Year 2017 Fixed Income Release

Denver, Colorado February 14, 2018: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial* and operating information for its fixed income borrowing groups for the three months (“Q4”) and fiscal year (“2017”) ended December 31, 2017 as compared to the results for the same periods in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the December 31, 2017 audited consolidated financial statements for each of our fixed-income borrowing groups prior to the end of March 2018, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of December 31, 2017.

..........................................................................................................Page 2

.....................................................................................................Page 10

....................................................................................................Page 16

* The financial figures contained in this release for Virgin Media and UPC are prepared in accordance with U.S. GAAP and in accordance with EU-IFRS for Unitymedia. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Virgin Media Reports Preliminary Q4 2017 Results
Rebased Revenue Growth of 4.4% in Q4
Total Lightning Build Over 1.1 Million, 159,000 Premises Added in Q4

Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering 14.4 million broadband, video and fixed-line telephony services to 5.9 million cable customers and mobile voice and data services to 3.1 million subscribers at December 31, 2017.

Operating highlights:

•	2017 RGU additions of 336,000 were up 34% YoY, driven by increased growth in our Lightning footprint, which represented 74% of 2017 RGU growth

◦
Q4 RGU additions of 8,000 were lower than the prior year, as improved performance in new build areas was offset by reduced growth in our existing footprint, reflecting our structured approach to promotions

◦	Focus on customer satisfaction led to an 8% YoY reduction in RGU disconnections in Q4, giving rise to a 30 basis points improvement in customer churn to 15.2% from Q3 to Q4

◦	Broadband RGU additions of 196,000 in 2017 included 25,000 additions in Q4. The profile of our broadband base continues to improve with more subscribers taking higher speeds

▪	70% of broadband base now on speeds of 100+ Mbps, up from 52% a year ago

▪	2.9 million or 53% of our broadband subscribers now have our best-in-class WiFi router

▪	Plan to increase top U.K. consumer broadband speed to 350 Mbps from Spring 2018

◦	Added 86,000 Video RGUs in 2017, compared to a 36,000 loss in 2016

▪	Over one million subscribers, 27% of our U.K. video base, have taken our V6 set-top box since our December 2016 launch; V6 subscribers have meaningfully higher NPS

▪	Accelerating take-up of the V6 box with the launch of a customer upgrade programme

•
Innovative 36-month Freestyle contracts and attractive 4G propositions supported strong postpaid mobile additions of 63,000, up 10x YoY. Total mobile net additions increased by 33,000 in Q4 as postpaid growth was partially offset by low-ARPU prepaid mobile losses

◦	4G subscriptions now represent 55% of our postpaid mobile base

◦	Strong start for SIM migration to our full-MVNO platform in the U.K. which commenced in November; expect SIM migration to be completed by the end of 2019

•	B2B revenue growth was fueled by a 7% increase in the SOHO RGU base in Q4

◦	Q4 contract wins include a five-year, multi-million pound contract with TUI, the multinational travel company, for full fibre connectivity across the U.K. and Ireland

•	Added 536,000 Project Lightning marketable premises during 2017, taking total build since launch to over 1.1 million

◦	Lightning penetration, ARPU and cost per premise continue to be indicative of attractive returns

•	Implementation of our November U.K. consumer price rise led to 1% sequential growth in cable ARPU in Q4, a period in which we also experienced a sequential reduction in customer churn

Financial highlights:

•	Rebased[1] revenue growth of 4% in Q4 and 2% for 2017 was driven primarily by growth in residential and SOHO RGUs; our Q4 revenue performance was also helped by a return to growth in mobile

◦	Q4 monthly cable ARPU at £50.29 was relatively flat YoY on a rebased basis

•	Rebased residential cable revenue growth of 2% in Q4 and 2.5% for 2017 reflects higher subscription revenue driven by RGU growth and higher non-subscription revenue due to higher installation revenue

•	Residential mobile revenue increased 17% in Q4 but declined 2% for 2017 on a rebased basis

◦	Q4 performance reflects a 64% rebased mobile non-subscription revenue increase driven by higher handset sales, partially offset by a 7% rebased mobile subscription revenue decline

◦
2017 mobile subscription revenue declined 9.5% on a rebased basis primarily due to £78 million less revenue from our U.K. subsidised handset base, partially offset by a £31.5 million revenue increase from our U.K. Freestyle Split-Contract base

•	B2B revenue increased 6% in Q4 and 4% for 2017 on a rebased basis driven by higher SOHO revenue and a modest increase in B2B non-subscription revenue

•
Operating income decreased by £54 million in Q4 and £133 million for 2017 as an improvement in Segment OCF was more than offset by higher depreciation and amortisation charges, higher related-party fees and allocations and increased impairment, restructuring and other operating items

•
Rebased Segment OCF growth of 5% in Q4 and 4% for 2017 reflected the net effect of (i) increased revenue, (ii) higher handset and programming spend, (iii) higher network taxes following an April 1, 2017 increase in the rateable value of our U.K. and Irish networks (£8.5 million higher in Q4 and £25.5 million higher for 2017), (iv) an £8 million benefit in Q4 and a £30 million benefit for 2017 associated with a telecom operator’s agreement to compensate Virgin Media for certain prior-period contractual breaches related to network charges and (v) lower staff-related and marketing costs

•	Property and equipment additions increased to 34% of revenue in Q4 and 2017 compared to 38% in Q4 2016 and 27% for 2016

◦
2017 property and equipment additions increased due to higher investment in (i) customer premises equipment as we began the roll out of our V6 set-top box, (ii) new build arising from a 71% YoY increase in Lightning premises released and (iii) baseline expenditures

•	As of December 31, 2017, our fully-swapped third-party debt borrowing cost was 4.6% and the average tenor of our third-party debt (excluding vendor financing) was 7.4 years

◦
In November, we refinanced our senior credit facilities by entering into (i) $3.4 billion (£2.5 billion) Term Loan K due 2026 and (ii) £400 million Term Loan L and £500 million Term Loan M, each due 2027. Net proceeds were used to repay our existing Term Loan I and Term Loan J. These transactions extended the life of the relevant facilities by more than one year and reduced the associated borrowing costs by 25 basis points

•
At December 31, 2017, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualised EBITDA (last two quarters annualised) were 3.55x and 4.48x, respectively, each as calculated in accordance with our most restrictive covenants

•
As of December 31, 2017, we had maximum undrawn commitments of £675 million. When our compliance reporting requirements have been completed and assuming no changes from December 31, borrowing levels, we anticipate that the full £675 million will continue to be available to be drawn

Operating Statistics Summary

	As of and for the three months ended December 31,
	2017	2016
Footprint
Homes Passed	14,872,900	14,311,500
Two-way Homes Passed	14,822,500	14,253,900

Subscribers (RGUs)
Basic Video	24,600	29,700
Enhanced Video	4,095,300	4,004,200
Total Video	4,119,900	4,033,900
Internet	5,476,500	5,280,200
Telephony	4,796,400	4,742,500
Total RGUs	14,392,800	14,056,600

Q4 Organic[2] RGU Net Additions (Losses)
Basic Video	(1,800)	1,000
Enhanced Video	2,100	(2,800)
Total Video	300	(1,800)
Internet	25,000	48,500
Telephony	(17,600)	(18,500)
Total organic RGU net additions	7,700	28,200

Cable Customer Relationships
Cable Customer Relationships	5,886,900	5,738,700
Q4 Organic Cable Customer Relationship net additions	13,100	31,100

RGUs per Cable Customer Relationship	2.44	2.45
Q4 Monthly ARPU per Cable Customer Relationship	£50.29	£50.37
U.K. Q4 Monthly ARPU per Cable Customer Relationship	£50.35	£50.54
Ireland Q4 Monthly ARPU per Cable Customer Relationship	€55.85	€55.73

Customer Bundling
Single-Play	17.7%	17.2%
Double-Play	20.2%	20.8%
Triple-Play	62.1%	62.0%

Fixed-mobile Convergence	18.9%	18.9%

Mobile Subscribers
Postpaid	2,538,400	2,401,600
Prepaid	514,300	638,600
Total Mobile subscribers	3,052,700	3,040,200

Q4 organic Postpaid net additions	63,200	6,200
Q4 organic Prepaid net losses	(30,400)	(8,000)
Total organic Mobile net additions (losses)	32,800	(1,800)

Q4 Monthly ARPU per Mobile Subscriber
Excluding interconnect revenue	£9.99	£10.77
Including interconnect revenue	£11.53	£12.31

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2017 and 2016.

	Three months ended December 31,		Rebased Change	Year ended December 31,		Rebased Change
	2017	2016		2017	2016
	in millions, except % amounts
Revenue
Residential cable revenue:
Subscription	£871.4	£854.3	1.8%	£3,449.0	£3,359.3	2.1%
Non-subscription	23.9	22.4	6.7%	94.0	83.2	15.3%
Total residential cable revenue	895.3	876.7	2.0%	3,543.0	3,442.5	2.5%
Residential mobile revenue:
Subscription	91.0	98.2	(7.4%)	370.1	408.8	(9.5%)
Non-subscription	83.0	50.6	64.0%	234.7	205.5	14.2%
Total residential mobile revenue	174.0	148.8	16.9%	604.8	614.3	(1.6%)
Business revenue:
Subscription	16.3	10.4	56.7%	57.0	30.9	82.1%
Non-subscription	181.0	174.6	2.6%	695.1	673.2	0.5%
Total business revenue	197.3	185.0	5.6%	752.1	704.1	4.0%
Other revenue	22.1	16.0	9.4%	63.3	45.2	(1.1%)
Total revenue	£1,288.7	£1,226.5	4.4%	£4,963.2	£4,806.1	2.1%

Geographic revenue
U.K.	£1,187.7	£1,137.6	4.2%	£4,598.5	£4,481.5	2.2%
Ireland	£101.0	£88.9	6.7%	£364.7	£324.6	1.1%

Segment OCF
Segment OCF	£613.6	£583.4	5.2%	£2,243.0	£2,167.1	3.6%

Operating income	£40.6	£94.5		£214.6	£348.0
Share-based compensation expense	6.8	10.7		22.0	31.0
Related-party fees and allocations, net	45.7	28.5		140.7	110.9
Depreciation and amortisation	513.1	443.0		1,808.2	1,650.8
Impairment, restructuring and other operating items, net	7.4	6.7		57.5	26.4
Segment OCF	£613.6	£583.4		£2,243.0	£2,167.1

Segment OCF as a percentage of revenue	47.6%	47.6%		45.2%	45.1%

Operating income as a percentage of revenue	3.2%	7.7%		4.3%	7.2%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	in millions, except % amounts

Customer premises equipment	£119.6	£106.6	£498.4	£338.0
New build and upgrade	148.5	179.2	544.7	399.0
Capacity	40.1	43.7	135.0	145.9
Product and enablers	67.1	89.0	227.9	220.7
Baseline	57.7	49.7	266.2	213.7
Property and equipment additions	433.0	468.2	1,672.2	1,317.3
Assets acquired under capital-related vendor financing arrangements	(328.2)	(249.4)	(1,153.2)	(636.9)
Assets acquired under capital leases	(4.2)	—	(11.5)	(14.3)
Changes in liabilities related to capital expenditures (including related-party amounts)	7.4	(89.4)	15.8	(106.4)
Total capital expenditures[3]	£108.0	£129.4	£523.3	£559.7

Property and equipment additions as a percentage of revenue	33.6%	38.2%	33.7%	27.4%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	December 31,		September 30,
	2017		2017
	Borrowing currency	£ equivalent
Senior and Senior Secured Credit Facilities:
Term Loan I (LIBOR + 2.75%) due 2025	$—	—	2,538.4
Term Loan J (LIBOR + 3.50%) due 2026	£—	—	865.0
Term Loan K (LIBOR + 2.50%) due 2026	$3,400.0	2,514.0	—
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	—
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	—
VM Financing Facility	£43.6	43.6	473.2
£675.0 million (equivalent) RCF (LIBOR + 2.75%) due 2021		—	—
Total Senior and Senior Secured Credit Facilities		3,457.6	3,876.6

Senior Secured Notes:
5.50% GBP Senior Secured Notes due 2021	£107.1	107.1	107.1
5.25% USD Senior Secured Notes due 2021	$447.9	331.2	334.4
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	314.3	317.3
6.00% GBP Senior Secured Notes due 2025[4]	£521.3	521.3	521.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	739.4	746.5
5.50% USD Senior Secured Notes due 2026	$750.0	554.6	559.9
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		4,854.9	4,873.5

Senior Notes:
4.875% USD Senior Notes due 2022	$118.7	87.7	88.6
5.25% USD Senior Notes due 2022	$95.0	70.2	70.9
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.375% USD Senior Notes due 2023	$530.0	391.9	395.7
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	369.7	373.3
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	408.9	405.3
5.75% USD Senior Notes due 2025	$400.0	295.8	298.6
Total Senior Notes		2,218.3	2,226.5

Vendor financing		1,814.8	1,234.6
Other debt		386.2	374.6
Capital lease obligations		58.4	58.4
Total third-party debt and capital lease obligations		12,790.2	12,644.2
Deferred financing costs, discounts and premiums, net		(48.6)	(64.4)
Total carrying amount of third-party debt and capital lease obligations		12,741.6	12,579.8
Less: cash and cash equivalents		23.8	42.8
Net carrying amount of third-party debt and capital lease obligations[5]		£12,717.8	£12,537.0

Exchange rate (€ to £)		1.1250	1.1348
Exchange rate ($ to £)		1.3524	1.3395

This page intentionally left blank

Unitymedia Reports Preliminary Q4 2017 Results

Continued Solid Financial Growth in 2017
Full-Year Revenue Increased 5% & Customer ARPU 4% Year-Over-Year
B2B Increasingly Contributing to Growth
Unitymedia GmbH (“Unitymedia”) is the leading cable operator in Germany and the federal states of North Rhine-Westphalia (“NRW”), Hesse and Baden-Württemberg, providing cable television, internet, fixed-line telephony and mobile services to 7.2 million customers at December 31, 2017.

Operating highlights:

•	Our 2017 RGU additions of 229,000 were below prior-year additions due to fewer broadband & voice additions in a competitive market, partially offset by an improvement in video attrition

◦	Q4 RGU additions of 55,000 were lower than our prior-year result, which was supported by our “highspeed-weeks” promotion that offered higher discounts on our core bundles

▪	Installation backlog, which was a result of our Q2 2017 analog switch-off, decreased to normal levels, supporting gross adds in Q4

◦	Broadband RGU additions of 46,000 in Q4 were lower than our prior-year result, but we continue to see demand for superior speeds

▪	During Q4, 86% of new broadband subscribers opted for speeds of 120 Mbps or more, while 93% also took fixed-line telephony

▪	Lifted the speed in our core double-play bundle from 120Mbps to 150Mbps, further increasing the gap over DSL and VDSL competition

▪	At year-end 2017, over 1.3 million or 38% of broadband subscribers had a Connect Box, our best-in-class router that significantly enhances the in-home WiFi experience

◦	Q4 video losses of 37,000 RGUs, partially driven by the loss off one large MDU contract which, to a lesser extent, also impacted our broadband and telephony net additions

▪	In November 2017, a simplified triple-play portfolio was introduced, offering a uniform “Horizon TV” proposition as an add-on to our double-play portfolio

◦	Mobile subscribers decreased by 13,000 in Q4 to 320,000

•	On the B2B front, record SOHO RGU additions accounted for 38% of our total Q4 subscriber growth

◦	We also launched a hosted private branch exchange (“hosted PBX”) voice platform in February 2018, a significant improvement in the product lineup for SMEs

•	Expanded marketable footprint by over 150,000 homes in 2017 (including more than 80,000 upgrades)

•	Targeted price increases in 2018 equate to a blended increase of ~1% on the full customer base

◦	Announced price increase of around €2.40 or 9% on average for over 600,000 broadband internet subscribers effective March 1, 2018

◦	Implemented an average 3.4% price increase for approximately 3.1 million basic video subscribers in our MDU base effective January 1, 2018

Financial highlights:

•	Revenue increased by 3% in Q4 and 5% for 2017

◦
Revenue growth in Q4 was primarily driven by the net effect of (i) higher residential cable subscription revenue as a result of increases in subscribers and higher ARPU per RGU, (ii) B2B revenue growth, largely driven by an increase in B2B non-subscription revenue, (iii) lower video channel carriage revenue and (iv) lower fixed-line telephony interconnect revenue

◦	As expected, Q4 2017 was adversely impacted by our mid-year analog video switch-off, as the related loss of carriage fees resulted in a revenue reduction of €7 million

•	Q4 ARPU per customer relationship grew 3% year-over-year to €25.24 and 4% in 2017 to €24.98

•	Net loss was €30 million in Q4 (loss of €4 million for 2017), as compared to a loss of €37 million in the prior-year period (loss of €90 million for 2016)

◦	The improvement in Q4 was primarily driven by the net effect of (i) higher financial and other expenses, (ii) lower depreciation and amortization and (iii) higher Adjusted Segment EBITDA

•	Adjusted Segment EBITDA[6] increased 6% in Q4 and 5.5% for 2017

◦
The increase in Q4 was primarily due to the net effect of (i) an increase in revenue, (ii) lower SG&A costs, primarily due to lower spend for marketing and advertising, (iii) higher direct costs, primarily due to higher programming and copyright cost and interconnect and access cost and (iv) lower indirect costs, due to the net effect of higher outsourced call center costs, lower bad debt expense, and lower staff-related costs

◦	The anticipated loss of analog carriage fees also reduced Adjusted Segment EBITDA by €7 million in Q4

•
Property, equipment and intangible asset additions were 32% of revenue in Q4 and 30% for 2017, respectively, as compared to 31% and 28% in the corresponding prior year periods. The full year result was in line with our 2017 guidance range of 28-30%

◦	The increase in Q4 was mainly driven by higher capacity investments to support broadband speed increases

•	At December 31, 2017, our fully-swapped third-party debt borrowing cost was 3.8%, and the average tenor of our third-party debt (excluding vendor financing) was 8.1 years

•
At December 31, 2017, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) were 3.68x and 4.62x, respectively, each as calculated in accordance with our most restrictive covenants

•
At December 31, 2017, we had maximum undrawn commitments of €500 million under our revolving credit facilities. When our compliance reporting requirements have been completed and assuming no change from December 31, 2017 borrowing levels, we anticipate the full amount of our unused commitments will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended December 31,
	2017	2016

Footprint
Homes Passed	12,981,300	12,894,500
Two-way Homes Passed	12,900,400	12,767,100

Subscribers (RGUs)
Basic Video	4,687,200	4,822,900
Enhanced Video	1,653,600	1,582,800
Total Video	6,340,800	6,405,700

Internet	3,476,600	3,325,600
Telephony	3,251,000	3,107,700
Total RGUs	13,068,400	12,839,000

Q4 Organic[2] RGU Net Additions (Losses)
Basic Video	(36,600)	(42,900)
Enhanced Video	(300)	18,500
Total Video	(36,900)	(24,400)

Internet	45,800	62,100
Telephony	46,200	60,300
Total organic RGU net additions	55,100	98,000

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers	26.1%	24.7%
Internet as % of Two-way Homes Passed	26.9%	26.0%
Telephony as % of Two-way Homes Passed	25.2%	24.3%

Cable Customer Relationships
Cable Customer Relationships	7,160,200	7,162,200
Q4 Organic Cable Customer Relationship net additions (losses)	(16,100)	5,200
RGUs per Cable Customer Relationship	1.83	1.79
Q4 Monthly ARPU per Cable Customer Relationship	€25.24	€24.43

Customer Bundling
Single-Play	52.2%	54.3%
Double-Play	13.1%	12.0%
Triple-Play	34.7%	33.7%

Mobile Subscribers
Total Mobile subscribers	320,400	353,100
Q4 organic Mobile net losses	(13,200)	(3,300)

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2017 and 2016 (in millions, except % amounts):

	Three months ended December 31,			Year ended December 31,
	2017	2016	Change	2017	2016	Change

Revenue	€606.4	€588.8	3.0%	€2,382.3	€2,277.4	4.6%

Adjusted Segment EBITDA	€396.4	€373.4	6.2%	€1,517.9	€1,438.2	5.5%

Net loss	€(30.0)	€(36.7)		€(4.0)	€(90.4)
Net financial and other expense	171.8	122.9		417.1	377.9
Income tax expense (benefit)	(1.7)	5.8		58.5	27.9
Earnings before interest and taxes (“EBIT”)	140.1	92.0		471.6	315.4
Depreciation and amortization	192.5	219.3		795.5	846.8
Impairment, restructuring and other operating items, net	(0.8)	9.2		9.1	75.0
Share-based compensation expense	2.2	2.2		7.4	7.9
Related-party fees and allocations, net	62.4	50.7		234.3	193.1
Adjusted Segment EBITDA	€396.4	€373.4		€1,517.9	€1,438.2

Adjusted Segment EBITDA as % of revenue	65.4%	63.4%		63.7%	63.2%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	in millions, except % amounts

Customer premises equipment	€27.4	€29.2	€159.9	€113.1
New build and upgrade	55.3	54.0	200.1	186.1
Capacity	24.2	14.9	68.2	65.3
Product and enablers	27.4	28.2	74.9	74.4
Baseline	32.6	29.5	112.6	98.8
Capitalized subscriber acquisition costs	26.0	26.5	100.5	96.4
Property, equipment and intangible asset additions	192.9	182.3	716.2	634.1

Assets acquired under capital-related vendor financing arrangements and finance lease obligations	(77.4)	(43.3)	(233.1)	(162.2)
Changes in liabilities related to capital expenditures (including related-party amounts)	(0.6)	(19.5)	11.1	(64.9)
Total capital expenditures[3]	€114.9	€119.5	€494.2	€407.0

Property, equipment and intangible asset additions as % of revenue	31.8%	31.0%	30.1%	27.8%

Third-Party Debt, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia’s consolidated third-party debt and accrued interest, finance lease obligations and cash and cash equivalents (in millions):

	December 31,		September 30,
	2017		2017
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80 million Super Senior RCF (EURIBOR+2.25%) due 2023	€—	—	—
€420 million Senior RCF (EURIBOR+2.75%) due 2023	€—	—	—
$855 million Term Loan B Facility (LIBOR+2.25%) due 2025	$855.0	711.2	724.4
€825 million Term Loan C Facility (EURIBOR+2.75%) due 2027	€825.0	825.0	—
$850 million Term Loan D Facility (LIBOR+2.25%) due 2026	$850.0	707.1	—
Total Senior Credit Facilities		2,243.3	724.4

Senior Secured Notes
5.125% EUR Senior Secured Notes due 2023	€—	—	364.5
5.500% USD Senior Secured Notes due 2023	$—	—	762.5
5.750% EUR Senior Secured Notes due 2023	€—	—	364.5
5.625% EUR Senior Secured Notes due 2023	€245.0	245.0	245.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	457.5	466.0
4.625% EUR Senior Secured Notes due 2026	€420.0	420.0	420.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		3,097.5	4,597.5

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	748.7	762.5
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,448.7	1,462.5

Vendor financing		319.1	286.7
Derivative-related debt instruments		192.1	360.7
Finance lease obligations		8.7	6.9
Accrued third-party interest, deferred financing costs and discounts, net		58.6	34.7
Total carrying amount of third-party debt, accrued interest and finance lease obligations		7,368.0	7,473.4

Less:
Cash and cash equivalents		2.3	1.5
Net carrying amount of third-party debt and finance lease obligations[5]		€7,365.7	€7,471.9

Exchange rate ($ to €)		1.2022	1.1803

This page intentionally left blank

UPC Holding Reports Preliminary Q4 2017 Results
CEE Continued Strong Financial Performance in Q4; CHAT Result Impacted by MySports Costs
Announced the Sale of UPC Austria and a new MVNO with Swisscom
UPC Holding B.V. (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms across seven countries that connected 6.8 million customers subscribing to 13.3 million television, internet and fixed-line telephony services as of December 31, 2017. In addition, UPC Holding served 271,000 mobile subscribers at December 31, 2017.

Operating and strategic highlights:

•	Announced sale of UPC Austria for €1.9 billion or ~11x Segment OCF to T-Mobile in December 2017

◦	Attractive valuation; expected closing in H2 2018

•	Net RGU additions of 98,000 in Q4 were lower than our prior-year result, mainly due to weaker trends in Switzerland

◦	Switzerland/Austria (“CHAT”) lost 19,000 RGUs in Q4, compared to a gain of 25,000 in Q4 2016

◦	Central and Eastern Europe (“CEE”) added 117,000 RGUs, largely in line YoY

•	Broadband RGU additions of 42,000 in Q4, 15,000 below our prior-year result

◦	CHAT lost 2,000 broadband RGUs in Q4, as compared to a gain of 6,000 in Q4 2016, which was largely due to the launch of the Connect&Play 1.0 portfolio

◦	CEE experienced its strongest quarter of 2017, gaining 44,000 broadband RGUs

◦	Penetration of our WiFi Connect Box increased by 5% to 39% of broadband base in Q4

•	Our Q4 video base declined by 2,000 RGUs, as a 27,000 gain in CEE was more than offset by a 29,000 loss in CHAT

◦	Horizon TV subscriber base, including Horizon-Lite[7], increased by 135,000 in Q4 and now accounts for ~30% of our total cable video base

◦
Our recently launched MySports basic channel in Switzerland is showing encouraging viewership trends and brand recognition ratings, while the premium MySports Pro channel has over 45,000 subscribers on our and our cable partners’ networks at year-end

•	Mobile subscriber additions were 25,000 in Q4, as our Swiss offerings (including free EU roaming since June) continue to gain traction

◦	New MVNO contract with Swisscom; subscriber transition expected to be complete in Q1 2019

•	Continued momentum in B2B subscriber trends

◦	CHAT gained 2,000 SOHO RGUs in Q4, a YoY improvement and in line sequentially

◦	CEE gained 16,000 SOHO RGUs in Q4, a 3,000 improvement over Q4 2016

•	UPC’s footprint expanded by 157,000 premises in Q4 across the CEE region (469,000 for 2017) and 17,000 premises in CHAT in Q4 (55,000 for 2017) as part of our ongoing new build program

•
At year-end 2017, UPC Switzerland offered its products in ~100,000 homes via third-party fiber lines (not counted as homes passed) on a success-based basis; UPC continues to target additional premises via such third-party agreements

•	Targeted price increases in December 2017 in Austria and March 2018 for Switzerland's MDU base equate to blended price increases of ~2% and ~3%, respectively, on each country’s customer base

•	Similarly, we are taking targeted price increases in 2018 in most CEE countries that equate to blended increases ranging from ~1% to ~2% of the applicable country's customer base

Financial highlights:

•	Rebased[1] revenue increased 2% in both Q4 and 2017

◦
CHAT rebased revenue in Q4 was relatively flat, primarily related to the net effect of (i) lower ARPU per RGU, mainly due to competitive pressures, (ii) higher revenue from the distribution of MySports channels and (iii) increased mobile revenue

◦
CEE rebased revenue growth of 5% in Q4, driven by the net effect of (i) growth in our B2B business, (ii) higher cable revenue supported by solid RGU additions throughout 2017 and (iii) a small decline in ARPU per RGU

•	Q4 blended ARPU per customer was €25.94 and decreased ~1% year-over-year on a rebased basis

•
Operating income declined 16% in Q4 to €101 million and 12% on a full-year basis to €422 million, as a result of the net impact of Segment OCF changes, as further described below, and higher depreciation and amortization charges. Related-party fees and allocations were higher on a full-year basis and lower in Q4.

•	Rebased Segment OCF declined by 4% in Q4 and was flat for the full-year 2017 period

◦
CHAT rebased Segment OCF declined 8% in Q4, primarily due to continuing competition and an increase in the net expenses associated with the MySports Platform. These net expenses are more heavily weighted to the first and fourth quarters of the year

◦	CEE rebased Segment OCF grew 3% in Q4, largely driven by the aforementioned revenue growth, partially offset by higher direct and staff-related costs

•	Q4 segment property and equipment additions were 29% of revenue, down from 34% in the prior-year period. Full-year 2017 additions were 26% of revenue, as compared to 25% in 2016

◦
The Q4 decrease was primarily related to lower CPE spend, as well as lower baseline and capacity spend. On a full year basis, higher product & enablers spend was largely due to a new transponder lease agreement for our DTH business in the CEE region

◦	CHAT reported Q4 capital intensity of 26%, while CEE was 32%

•	At December 31, 2017, our fully-swapped third-party debt borrowing cost was 4.6% and the average tenor of our third-party debt (excluding vendor financing) was nine years

•
At December 31, 2017, and subject to the completion of our corresponding compliance reporting requirements, the ratio of Total Net Debt to Annualized EBITDA (last two quarters annualized) was 4.04x, as calculated in accordance with our most restrictive covenants

•
At December 31, 2017, we had maximum undrawn commitments of €990 million. When our Q4 compliance reporting requirements have been completed and assuming no change from December 31, 2017 borrowing levels, we anticipate that all of our unused commitments will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended December 31,
	2017	2016

Footprint
Homes Passed	14,051,000	13,472,700
Two-way Homes Passed	13,894,300	13,286,900

Subscribers (RGUs)
Basic Video[8]	1,352,500	1,468,300
Enhanced Video[9]	3,831,900	3,718,600
DTH	808,800	839,800
Total Video	5,993,200	6,026,700

Internet[10]	4,290,200	4,127,100
Telephony[11]	3,041,100	2,857,300
Total RGUs	13,324,500	13,011,100

Q4 Organic[2] RGU Net Additions (Losses)
Basic Video	(34,500)	(35,500)
Enhanced Video	26,400	53,200
DTH	5,800	12,100
Total Video	(2,300)	29,800

Internet	41,500	56,800
Telephony	59,000	59,100
Total organic RGU net additions	98,200	145,700

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers	73.9%	71.7%
Internet as % of Two-way Homes Passed	30.9%	31.1%
Telephony as % of Two-way Homes Passed	21.9%	21.5%

Cable Customer Relationships
Cable Customer Relationships	6,769,800	6,785,100
Q4 Organic Cable Customer Relationship net additions	7,700	40,200
RGUs per Cable Customer Relationship	1.97	1.92
Q4 Monthly ARPU per Cable Customer Relationship	€25.94	€26.98

Customer Bundling
Single-Play	40.9%	43.9%
Double-Play	21.5%	20.4%
Triple-Play	37.6%	35.7%

Mobile Subscribers
Total Mobile subscribers	271,300	178,600
Q4 organic Mobile net additions	24,900	21,700

Q4 Monthly ARPU per Mobile Subscriber
Excluding interconnect revenue	€17.44	€19.37
Including interconnect revenue	€19.63	€22.68

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2017 and 2016:

	Three months ended December 31,		Rebased Change	Year ended December 31,		Rebased Change
	2017	2016		2017	2016
	in millions, except % amounts
Revenue
Switzerland/Austria	€383.1	€404.2	0.4%	€1,564.5	€1,586.4	(0.3)%
Central and Eastern Europe	269.5	253.8	4.6%	1,047.2	983.4	5.2%
Total	€652.6	€658.0	2.1%	€2,611.7	€2,569.8	1.8%

Segment OCF
Switzerland/Austria	€220.7	€254.4	(8.0)%	€934.6	€966.7	(2.3)%
Central and Eastern Europe	122.7	116.6	3.4%	455.8	426.5	5.4%
Other	(0.4)	(0.6)	N.M.	(1.4)	(1.7)	N.M.
Total Segment OCF	€343.0	€370.4	(4.2)%	€1,389.0	€1,391.5	0.1%

Operating income	€101.1	€120.5		€422.4	€479.8
Share-based compensation expense	3.6	6.3		10.2	17.0
Related-party fees and allocations, net	93.0	102.2		379.8	341.0
Depreciation and amortization	143.1	139.9		571.4	548.4
Impairment, restructuring and other operating items, net	2.2	1.5		5.2	5.3
Total Segment OCF	€343.0	€370.4		€1,389.0	€1,391.5

Segment OCF as percentage of revenue	52.6%	56.3%		53.2%	54.1%

Operating income as a percentage of revenue	15.5%	18.3%		16.2%	18.7%

N.M. - not meaningful

The following table provides details of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	in millions, except % amounts
Customer premises equipment	€33.3	€56.8	€216.5	€223.5
New build and upgrade	55.9	64.2	171.6	158.4
Capacity	26.4	37.7	72.4	96.0
Product and enablers	14.4	10.1	75.0	35.3
Baseline	37.8	51.4	136.6	137.5
Property and equipment additions	167.8	220.2	672.1	650.7
Assets acquired under capital-related vendor financing arrangements	(89.4)	(168.1)	(622.9)	(640.0)
Assets contributed by parent company[12]	—	(4.7)	(14.6)	(17.3)
Assets acquired under capital leases	(3.3)	(7.4)	(60.3)	(12.2)
Changes in current liabilities related to capital expenditures (including related-party amounts)	61.1	3.4	269.9	193.8
Total capital expenditures[3]	€136.2	€43.4	€244.2	€175.0

Regional Property and Equipment Additions
Switzerland/Austria	€100.9	€118.8	€324.3	€334.6
Central and Eastern Europe	85.1	101.4	353.2	299.6
Total segment property and equipment additions	186.0	220.2	677.5	634.2
Other[13]	(18.2)	—	(5.4)	16.5
Total	€167.8	€220.2	€672.1	€650.7

Segment property and equipment additions as a percentage of revenue[13]	28.5%	33.5%	25.9%	24.7%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	December 31,		September 30,
	2017		2017
	Borrowing currency	€ equivalent
Senior Credit Facility
4.000% EUR Facility AK due 2027	€600.0	€600.0	€600.0
5.375% USD Facility AL due 2025	$1,140.0	948.4	966.0
Facility AP (LIBOR + 2.75%) USD due 2025	$—	—	1,821.6
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AR (LIBOR + 2.50%) USD due 2026	$1,975.0	1,642.8	—
Facility AS (EURIBOR + 2.75%) EUR due 2026	€500.0	500.0	—
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK, AL and AQ in consolidation		(2,148.4)	(2,166.0)
Total Senior Credit Facilities		2,142.8	1,821.6

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$1,140.0	948.4	966.0
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	600.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		2,148.4	2,166.0

Senior Notes
6.750% EUR Senior Notes due 2023	€—	—	450.0
6.750% CHF Senior Notes due 2023	CHF —	—	305.9
5.500% USD Senior Notes due 2028	$550.0	457.5	—
3.875% EUR Senior Notes due 2029	€635.0	635.0	635.0
Total Senior Notes		1,092.5	1,390.9

Vendor financing		692.6	802.5
Capital lease obligations		79.7	81.2
Total third-party debt and capital lease obligations		6,156.0	6,262.2
Deferred financing costs, discounts and premiums, net		(43.9)	(36.5)
Total carrying amount of third-party debt and capital lease obligations		6,112.1	6,225.7
Less: cash and cash equivalents		27.5	17.1
Net carrying amount of third-party debt and capital lease obligations[5]		€6,084.6	€6,208.6

Exchange rate ($ to €)		1.2022	1.1803
Exchange rate (CHF to €)		1.1704	1.1440

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future financial and operational growth prospects and opportunities; expectations regarding our price increases; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including broadband speed increases; expectations with respect to our MVNO platforms in the U.K. and Switzerland; the expected closing of the sale of UPC Austria; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global’s most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Matt Coates	+44 20 8483 6333	Matt Beake	+44 20 8483 6428
John Rea	+1 303 220 4238	Julia Hart	+31 6 1121 2871
Stefan Halters	+1 303 784 4528

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect over 22 million customers subscribing to 46 million TV, broadband internet and telephony services. We also serve over 6 million mobile subscribers and offer WiFi service through 10 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant content investments in ITV, All3Media, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended December 31, 2017
					Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Total RGUs	Basic Video Subscribers[8]	Enhanced Video Subscribers[9]	DTH Subscribers	Total Video	Internet Subscribers[10]	Telephony Subscribers[11]		Total Mobile Subscribers

Operating Data
Switzerland[14]	2,281,600	2,281,600	1,236,800	2,487,500	520,600	679,900	—	1,200,500	749,300	537,700		114,800
Austria	1,410,800	1,410,800	654,100	1,433,900	93,200	367,500	—	460,700	515,600	457,600		64,100
Poland	3,354,100	3,296,900	1,434,900	2,982,200	188,800	1,023,800	—	1,212,600	1,139,700	629,900		4,000
Romania	3,077,100	3,034,200	1,345,600	2,416,900	260,700	673,200	365,900	1,299,800	581,700	535,400		—
Hungary	1,789,400	1,772,000	1,110,900	2,263,000	92,200	590,900	265,900	949,000	675,300	638,700		88,400
Czech Republic	1,533,900	1,509,400	717,000	1,288,800	171,600	356,000	100,600	628,200	497,500	163,100		—
Slovakia	604,100	589,400	270,500	452,200	25,400	140,600	76,400	242,400	131,100	78,700		—
Total UPC Holding	14,051,000	13,894,300	6,769,800	13,324,500	1,352,500	3,831,900	808,800	5,993,200	4,290,200	3,041,100		271,300

United Kingdom	13,979,000	13,967,200	5,432,600	13,371,600	—	3,827,200	—	3,827,200	5,104,300	4,440,100		3,002,800
Ireland	893,900	855,300	454,300	1,021,200	24,600	268,100	—	292,700	372,200	356,300		49,900
Total Virgin Media	14,872,900	14,822,500	5,886,900	14,392,800	24,600	4,095,300	—	4,119,900	5,476,500	4,796,400	`	3,052,700

Q4 Organic Variance
Switzerland	13,000	13,000	(23,400)	(22,500)	(21,900)	100	—	(21,800)	(5,500)	4,800		9,800
Austria	6,500	6,500	100	3,400	(2,000)	(5,100)	—	(7,100)	3,100	7,400		8,400
Poland	91,400	93,000	8,500	23,900	(3,500)	7,300	—	3,800	16,700	3,400		(300)
Romania	18,000	18,500	20,400	42,300	(4,300)	9,800	10,800	16,300	10,200	15,800		—
Hungary	20,100	20,200	(300)	23,600	(8,500)	12,000	(4,000)	(500)	8,800	15,300		7,000
Czech Republic	26,700	26,700	1,100	20,500	6,000	300	(1,600)	4,700	5,400	10,400		—
Slovakia	3,300	8,200	1,300	7,000	(300)	2,000	600	2,300	2,800	1,900		—
Total UPC Holding	179,000	186,100	7,700	98,200	(34,500)	26,400	5,800	(2,300)	41,500	59,000		24,900

United Kingdom	180,400	180,400	14,400	13,400	—	4,900	—	4,900	24,200	(15,700)		27,300
Ireland	13,500	16,600	(1,300)	(5,700)	(1,800)	(2,800)	—	(4,600)	800	(1,900)		5,500
Total Virgin Media	193,900	197,000	13,100	7,700	(1,800)	2,100	—	300	25,000	(17,600)		32,800

	Selected Operating Data — As of December 31, 2017

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers

Switzerland	—	114,800	114,800
Austria	—	64,100	64,100
Poland	—	4,000	4,000
Romania	—	—	—
Hungary	—	88,400	88,400
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	271,300	271,300

United Kingdom	514,300	2,488,500	3,002,800
Ireland	—	49,900	49,900
Total Virgin Media	514,300	2,538,400	3,052,700

Organic Mobile Subscriber Variance	December 31, 2017 vs. September 30, 2017

Switzerland	—	9,800	9,800
Austria	—	8,400	8,400
Poland	—	(300)	(300)
Romania	—	—	—
Hungary	—	7,000	7,000
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	24,900	24,900

United Kingdom	(30,400)	57,700	27,300
Ireland	—	5,500	5,500
Total Virgin Media	(30,400)	63,200	32,800

General Notes to Tables:
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

[1]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three months and year ended December 31, 2016 of the applicable borrowing groups to (i) in the case of the Virgin Media borrowing group, include the pre-acquisition revenue and Segment OCF of two small entities acquired during 2016 in our rebased amounts for the three months and year ended December 31, 2016 to the same extent that the revenue and Segment OCF of such entities are included in our results for the three months and year ended December 31, 2017, (ii) in the case of the UPC Holding borrowing group, include the pre-acquisition revenue and Segment OCF of one small entity acquired in 2016 and one small entity acquired in 2017 in our rebased amounts for the three months and year ended December 31, 2016 to the same extent that the revenue and Segment OCF of such entities are included in our results for the three months and year ended December 31, 2017, (iii) in the case of the Virgin Media borrowing group, exclude the pre-disposition revenue and Segment OCF of our Irish Multi-channel Multipoint Distribution System customer base from our rebased amounts for the year ended December 31, 2016 to the same extent that the revenue and Segment OCF of these disposed subscribers is excluded from our results for the year ended December 31, 2017, and (iv) in the case of the Virgin Media and UPC Holding borrowing groups, reflect the translation of our rebased amounts for the three months and year ended December 31, 2016 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2017. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global’s press release dated February 14, 2018, Liberty Global Reports Q4 and Full-Year 2017 Results. The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Revenue		OCF
	Three months ended December 31, 2016	Year ended December 31, 2016	Three months ended December 31, 2016	Year ended December 31, 2016
	in millions
Virgin Media
Acquisition	£5.6	£33.2	£(0.6)	£(8.5)
Dispositions	—	(2.0)	—	(1.2)
Foreign Currency	2.0	22.4	0.9	8.6
Total decrease	£7.6	£53.6	£0.3	£(1.1)

UPC Holding
Acquisition	€0.3	€6.6	€0.2	€3.6
Foreign Currency	(19.1)	(11.9)	(12.7)	(7.7)
Total increase	€(18.8)	€(5.3)	€(12.5)	€(4.1)

[2]
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[3]
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

[4]	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

[5]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP, EU-IFRS or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[6]
Adjusted Segment EBITDA is the primary measure used by Unitymedia’s management to evaluate Unitymedia’s performance. Adjusted Segment EBITDA is also a key factor that is used by Unitymedia’s internal decision makers to evaluate the effectiveness of Unitymedia’s management for purposes of annual and other incentive compensation plans. Unitymedia defines EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As Unitymedia uses the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Unitymedia’s internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of Unitymedia’s recurring operating performance that is unaffected by Unitymedia’s capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. Unitymedia believes the Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing its performance with the performance of other companies in the same or similar industries, although its measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS or IASB-IFRS measures of income or cash flows. A reconciliation of net loss to Adjusted Segment EBITDA is presented in the Unitymedia section of this release.

[7]
Horizon-Lite relates to our more basic version of Horizon TV, where we are upgrading the software of legacy two-way capable boxes in the field with a Horizon-like user interface, that also offers access to on-demand content, different apps and in certain cases Replay TV functionality. We have launched Horizon-Lite in certain CEE markets, such as the Czech Republic, Slovakia, Hungary and Romania.

[8]	UPC Holding has approximately 192,700 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

[9]
Subscribers to enhanced video services provided by UPC Holding’s operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to UPC Holding’s operations.

[10]
UPC Holding’s Internet Subscribers exclude 39,100 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over UPC Holding’s networks. UPC Holding’s Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 83,900 subscribers who have requested and received this service.

[11]
UPC Holding’s Telephony Subscribers exclude 30,000 subscribers within Austria that are not serviced over its networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 131,000 subscribers who have requested and received this service.

[12]
Represents non-cash contributions of property and equipment that UPC Holding received from its parent company. These amounts are excluded from the capital expenditures that UPC Holding reports in its consolidated statements of cash flows.

[13]
UPC Holding’s property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. These amounts, which are included in “Other”, are excluded from the calculation of segment property and equipment additions as a percentage of revenue. The centrally-procured equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. Equipment transferred outside of UPC Holding is reflected as a reduction to UPC Holding’s property and equipment additions in the period in which the equipment is transferred.

[14]
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2017, Switzerland’s partner networks account for 138,100 Cable Customer Relationships, 315,800 RGUs, 113,700 Enhanced Video Subscribers, 116,000 Internet Subscribers, and 86,100 Telephony Subscribers. Subscribers to enhanced video services provided by partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that Switzerland does not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

Glossary
ARPU: Average Revenue Per Unit is the average monthly subscription revenue (subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales, late fees and installation fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in footnote 1 above.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Broadband and Telephony Penetration: is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by total Two-way Homes Passed.
Business-to-Business (“B2B”) Subscription Revenue: revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our Cable Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

EBU: Equivalent Billing Unit. Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments (with the exception of Germany, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

Enhanced Video Penetration: calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.
Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

EU-IFRS: International Financial Reporting Standards, as adopted by the European Union.
Fixed-mobile Convergence: fixed-mobile convergence penetration represents the number of customers who subscribe to both Virgin Media’s internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to Virgin Media’s internet service.

Fully-Swapped Third-Party Debt Borrowing Cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

Project Lightning marketable premises: includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland.

Property and equipment additions: includes capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions. For Unitymedia this includes property, equipment and intangible asset additions.
RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2017 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
Segment OCF (Virgin Media and UPC Holding): the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the applicable sections of this release.
SDU: Single Dwelling Unit.
SIM: Subscriber Identification Module.
SME: Small or Medium Enterprise.
SOHO: Small or Home Office Subscribers.
Split-Contract: From time to time, we offer our customers the option to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract ("Split-Contract programs"). Revenue associated with handsets sold under our Split-Contract programs is recognized upfront and included in other non-subscription revenue. We generally recognize the full sales price for the mobile handset upon delivery, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to our Split-Contract programs, all revenue from handset sales that was contingent upon delivering future airtime services was recognized over the life of the customer contract as part of the monthly fee and included in mobile subscription revenue.

Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Two-way Homes Passed: homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year over year.